                                                                     EXHIBIT 1.4

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

Central Garden & Pet Company's (the "Company") acquisition of the Sandoz Flea and Tick Protection Business ("Sandoz Flea and Tick") will be accounted for under the "purchase" method of accounting which requires the purchase price to be allocated to the acquired assets and liabilities assumed of Sandoz Flea and Tick on the basis of their estimated fair values as of the date of acquisition. The following unaudited pro forma consolidated condensed balance sheet gives effect to the acquisition of Sandoz Flea and Tick as if it occurred on March 29, 1997 and the pro forma consolidated condensed statements of income give effect to the acquisition as if it occurred on October 1, 1995 and include adjustments directly attributable to the acquisition and expected to have a continuing impact on the combined company (collectively, the "Unaudited Pro Forma Financial Information"). As the Unaudited Pro Forma Financial Information has been prepared based on preliminary estimates of fair values, amounts actually recorded may change upon determination of the total purchase price and additional analysis of individual assets acquired and liabilities assumed.

The Unaudited Pro Forma Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of the Company as they may be in the future or as they might have been had the acquisition been effected on the assumed dates. The Unaudited Pro Forma Financial Information should be read in conjunction with the historical consolidated financial statements of the Company, and the related notes thereto, which are included in the Company's Annual Report on Form 10-K for the year ended September 28, 1996 and the Company's Quarterly Results on Form 10-Q, for the six months ended March 29, 1997, and the historical financial statements of Sandoz Flea and Tick, and the related notes thereto, presented elsewhere in this Current Report on Form 8-K. See Exhibit 1.3 attached hereto.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
MARCH 29, 1997
(In thousands)

                                                                                  Pro Forma for the Sandoz
                                                             Historical           Flea and Tick Acquisition
                                                      --------------------------  -------------------------
                                                       Central       Sandoz
                                                        Garden    Flea and Tick   Adjustments      Combined
                                                      ----------  -------------   -----------     ---------
ASSETS:
  Cash                                                $  14,843                   $  (6,000)(a)   $   8,843
  Inventories                                           270,722   $  10,051           4,092 (b)     284,865
  Other current assets                                  135,598         515             (85)(c)     136,028
  Land, buildings, improvements and equipment - net      15,950      10,439          (4,700)(d)      21,689
  Other assets                                           86,643                      23,735 (e)     110,378
                                                      ---------   ---------       ---------       ---------
      Total                                           $ 523,756   $  21,005       $  17,042       $ 561,803
                                                      =========   =========       =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Current liabilities                                 $ 261,636   $   5,222       $  32,448 (f)   $ 299,306
  Long-term debt                                        117,025                                     117,025
  Deferred items                                          1,670                         377 (g)       2,047
  Shareholders' equity                                  143,425      15,783         (15,783)(h)     143,425
                                                      ---------   ---------       ---------       ---------
      Total                                           $ 523,756   $  21,005       $  17,042       $ 561,803
                                                      =========   =========       =========       =========

Notes to Unaudited Pro Forma Consolidated Condensed Balance Sheet
-----------------------------------------------------------------

(a)  Adjustment to eliminate cash used to acquire Sandoz Flea and Tick.

(b) Includes $4.2 million of methoprene inventory held by Novartis Inc. to be delivered at a later date and an adjustment to record acquired inventories at estimated fair value.

(c) To eliminate trade account balances between the Company and Sandoz Flea and Tick.

(d) Adjustment to record acquired property, plant and equipment at estimated fair value.

(e) Adjustment to record the excess of purchase price over the estimated fair value of identifiable net assets acquired as computed below:

      Cash paid to Sandoz Agro                                                                                   $ 31,000
      Total estimated direct fees and expenses in connection with acquisition                                       3,600
                                                                                                                 --------
         Total purchase price                                                                                    $ 34,600
                                                                                                                 ========

      Preliminary allocation of purchase price:
         Inventories                                                                                             $ 14,143
         Other current assets                                                                                         430
         Property, plant and equipment                                                                              5,739
         Current liabilities                                                                                      (14,727)
         Postretirement benefit liability                                                                            (377)
         Excess of purchase price over the estimated fair value of identifiable net assets acquired                29,392
                                                                                                                 --------
         Total purchase price                                                                                    $ 34,600
                                                                                                                 ========

      Excess of purchase price over the fair value of identifiable net assets acquired                           $ 29,392
      Down payment made to Sandoz Agro in February 1997                                                            (5,000)
      Direct fees and expenses paid through March 29, 1997 in connection with acquisition                            (657)
                                                                                                                 --------
         Net adjustment                                                                                          $ 23,735
                                                                                                                 ========

(f)   Adjustment to reflect the following:

      To eliminate trade account balances between the Company and Sandoz Flea and Tick                           $    (85)
      To accrue for severance costs associated with contractual obligations for former Sandoz Agro employees        5,100
      To accrue for prior Sandoz Agro product registration and other commitments with no future benefit to the
         Company                                                                                                    2,390
      To accrue for costs associated with exiting certain activities of the acquired business                       1,600
      To adjust sales returns allowance to conform with the Company's policy                                          500
      To accrue direct fees and expenses in connection with the acquisition of Sandoz Flea and Tick                 2,943
      To record line of credit borrowings to finance the acquisition of Sandoz Flea and Tick                       20,000
                                                                                                                 --------
         Net adjustment                                                                                          $ 32,448
                                                                                                                 ========

(g) Adjustment to record the Sandoz Flea and Tick accumulated postretirement benefit obligation.

(h)  Adjustment to eliminate Sandoz's invested capital in Sandoz Flea and Tick.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
FOR THE FISCAL YEAR ENDED SEPTEMBER 28, 1996
(In thousands, except per share data)

                                                                                                              Pro Forma
                                                                       Pro Forma for the Sandoz              Adjustments
                                                    Historical        Flea and Tick Acquisition               for the
                                               ---------------------- ------------------------- Historical  Four Paws and
                                                Central    Sandoz                               Four Paws       Kenlin     Pro Forma
                                                Garden  Flea and Tick Adjustments     Combined  and Kenlin   Acquisitions  Combined
                                               -------- ------------- -----------     -------- -----------  -------------- --------

Net sales                                      $619,622   $ 73,304    $ (3,149)(a)    $689,777   $ 86,411     $ (6,005)(e) $770,183
Cost of goods sold and occupancy                535,189     28,222      (5,179)(b)     558,232     55,744       (4,133)(f)  609,843
                                               --------   --------    --------        --------   --------     --------     --------
Gross profit                                     84,433     45,082       2,030         131,545     30,667       (1,872)     160,340
Selling, general and administrative expenses     66,945     29,021         422 (c)      96,388     20,159       (1,917)(g)  114,630
Research and development expenses                            3,991                       3,991                                3,991
                                               --------   --------    --------        --------   --------     --------     --------
Income from operations                           17,488     12,070       1,608          31,166     10,508           45       41,719
Interest and other expenses                       3,023                  1,800 (d)       4,823        377        2,659 (h)    7,859
                                               --------   --------    --------        --------   --------     --------     --------
Income before income taxes                       14,465     12,070        (192)         26,343     10,131       (2,614)      33,860
Income taxes                                      6,017                  4,941 (i)      10,958      4,235       (1,841)(i)   13,352
                                               --------   --------    --------        --------   --------     --------     --------
Net income                                     $  8,448   $ 12,070    $ (5,133)       $ 15,385   $  5,896     $   (773)    $ 20,508
                                               ========   ========    ========        ========   ========     ========     ========

Net income per common and common
equivalent share:
   Primary                                     $   0.72                               $   1.31                             $   1.50
   Fully diluted                               $   0.71                               $   1.29                             $   1.48

Weighted average common and common equivalent
   shares outstanding:
   Primary                                       11,702                                 11,702                   1,965 (j)   13,667
   Fully diluted                                 11,904                                 11,904                   1,965 (j)   13,869

Notes to Unaudited Pro Forma Consolidated Condensed Statement of Income
-----------------------------------------------------------------------

(a)   Adjustment to eliminate historical sales from Sandoz Flea and Tick to the Company.

(b)   Adjustment to eliminate cost of sales for historical sales from Sandoz Flea and Tick to the Company.              $(3,149)
      To adjust for the reduced price of methoprene purchased from Novartis Inc. in connection with the
         methoprene supply agreement entered into in connection with the acquisition of Sandoz Flea and Tick.            (2,030)
                                                                                                                        -------
         Net adjustment                                                                                                 $(5,179)
                                                                                                                        =======

(c)   Adjustment to reflect the amortization of the excess of purchase price over the fair value of identifiable net assets acquired.  The excess of the purchase price over the fair value of identifiable net assets
         acquired is amortized over 40 years.                                                                           $   735
      Adjustment to reduce building lease expense as a result of former Sandoz Agro administrative employees
         being required to move out of the Sandoz Agro corporate headquarters to another leased facility.                  (313)
                                                                                                                        -------
         Net adjustment                                                                                                 $   422
                                                                                                                        =======

(d)   Interest expense for line of credit borrowings to finance the acquisition of Sandoz
         Flea and Tick.

(e)   Adjustment to eliminate historical sales from Four Paws to the Company.

(f)   Adjustment to eliminate cost of sales for historical sales from Four Paws to the Company.                         $(6,005)
      Adjustment to reclassify certain Kenlin costs to conform with the Company's policy.                                 1,872
                                                                                                                        -------
         Net adjustment                                                                                                 $(4,133)
                                                                                                                        =======

(g)   Reduction in operating lease costs in connection with lease agreement entered into with the former owner
         of Four Paws.                                                                                                  $  (464)
      Reduction in salary expense in connection with employment agreement entered into with the former owner
         of Four Paws.                                                                                                     (574)
      Amortization of the excess of purchase price over the fair value of identifiable net assets of Four Paws acquired.  The excess of the purchase price over the fair value of the identifiable net assets of Four Paws
         acquired is amortized over 40 years.                                                                               869
      Amortization of the excess of purchase price over the fair value of identifiable net assets of Kenlin acquired.
         The excess of the purchase price over the fair value of identifiable net assets of Kenlin acquired is
         amortized over 40 years.                                                                                           114
      Adjustment to reclassify certain Kenlin costs to conform with the Company's policy.                                (1,862)
                                                                                                                        -------
         Net adjustment                                                                                                 $(1,917)
                                                                                                                        =======

(h)   To increase interest expense associated with the issuance of 6% convertible subordinated notes issued to
         finance the acquisition of Four Paws.                                                                          $ 2,700
      To reduce interest expense on note payable to former shareholder required to be repaid in connection with
         the acquisition of Four Paws.                                                                                      (41)
                                                                                                                        -------
         Net adjustment                                                                                                 $ 2,659
                                                                                                                        =======

(i)   Adjustment to the historical provision for income taxes to give effect to the pro forma adjustments discussed above and to record a provision for income taxes for Sandoz Flea and Tick.

(j)   To record issuance of common shares of the Company's common stock to acquire Four Paws and Kenlin.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED MARCH 29, 1997
(In thousands, except per share data)

                                                                       Pro Forma for the Sandoz              Pro Forma
                                                    Historical        Flea and Tick Acquisition             Adjustments
                                               ---------------------- -------------------------              for the
                                                Central    Sandoz                               Historical   Four Paws    Pro Forma
                                                Garden  Flea and Tick Adjustments     Combined   Four Paws   Acquisitions  Combined
                                               -------- ------------- -----------     ---------  ----------  ------------  --------
Net sales                                      $336,485  $  25,107     $    (715)(a)  $ 360,877  $   6,880   $  (1,368)(e) $366,389
Cost of goods sold and occupancy                285,315     17,803        (1,300)(b)    301,818      3,561      (1,368)(e)  304,011
                                               --------  ---------     ---------      ---------  ---------   ---------       ------
Gross profit                                     51,170      7,304           585         59,059      3,319          --       62,378
Selling, general and administrative expenses     42,844     11,797           289 (c)     54,930      3,067        (569)(f)   57,428
Research and development expenses                            1,711                        1,711                               1,711
Write-off of goodwill                                                                                1,402                    1,402
                                               --------  ---------     ---------      ---------  ---------   ---------       ------
Income (loss) from operations                     8,326     (6,204)          296          2,418     (1,150)        569        1,837
Interest and other expenses                       2,747                    1,010 (d)      3,757        (54)        610 (g)    4,313
                                               --------  ---------     ---------      ---------  ---------   ---------       ------
Income (loss) before income taxes                 5,579     (6,204)         (714)        (1,339)    (1,096)        (41)      (2,476)

Income taxes (benefit)                            2,348                   (2,913)(h)       (565)       164        (269)(h)     (670)

                                               --------  ---------     ---------      ---------  ---------   ---------     --------
Net income (loss)                              $  3,231  $  (6,204)    $   2,199      $    (774) $  (1,260)  $     228     $ (1,806)

                                               ========  =========     =========      =========  =========   =========     ========

Net income per common and common
equivalent share:
   Primary                                     $   0.21                               $   (0.05)                           $  (0.12)

   Fully diluted                               $   0.21                               $   (0.05)                           $  (0.12)


Weighted average common and common equivalent
   shares outstanding:
   Primary                                       15,200                                  15,200                    282 (i)   15,482
   Fully diluted                                 15,284                                  15,284                    282 (i)   15,566

Notes to Unaudited Pro Forma Consolidated Condensed Statement of Income
-----------------------------------------------------------------------

(a)   Adjustment to eliminate historical sales from Sandoz Flea and Tick to the Company.

(b)   Adjustment to eliminate cost of sales for historical sales from Sandoz Flea and Tick to the Company.             $  (715)
      To adjust for the reduced price of methoprene purchased from Novartis Inc. in connection with the
         methoprene supply agreement entered into in connection with the acquisition of Sandoz Flea and Tick.             (585)
                                                                                                                       -------
         Net adjustment                                                                                                $(1,300)
                                                                                                                       =======

(c)   Adjustment to reflect the amortization of the excess of purchase price over the fair value of identifiable net assets acquired.  The excess of the purchase price over the fair value of identifiable net assets
         acquired is amortized over 40 years.                                                                          $   367
      Adjustment to reduce building lease expense as a result of former Sandoz Agro administrative employees
         being required to move out of the Sandoz Agro corporate headquarters to another leased facility.                  (78)
                                                                                                                       -------
         Net adjustment                                                                                                $   289
                                                                                                                       =======

(d)   Interest expense for line of credit borrowings to finance the acquisition of Sandoz Flea                         $   900
         and Tick.
      To reduce interest income on proceeds of 6% convertible subordinated notes used to finance a portion of the
         acquistion of Sandoz Flea and Tick.                                                                               110
                                                                                                                       -------
         Net adjustment                                                                                                $ 1,010
                                                                                                                       =======

(e)   Adjustment to eliminate sales and cost of sales for historical sales from Four Paws to the Company.

(f)   Reduction in operating lease costs in connection with lease agreement entered into with the former owner
         of Four Paws.                                                                                                 $  (116)
      Reduction in salary expense in connection with employment agreement entered into with the former owner
         of Four Paws.                                                                                                    (144)
      Amortization of the excess of purchase price over the fair value of identifiable net assets of Four Paws acquired.  The excess of the purchase price over the fair value of the identifiable net assets of Four Paws
         acquired is amortized over 40 years.                                                                              217
      Elimination of forgiveness of loans to Four Paws shareholder and family in connection with the asset purchase
         agreement between the Company and Four Paws.                                                                     (526)
                                                                                                                       -------
         Net adjustment                                                                                                $  (569)
                                                                                                                       =======

(g)   To increase interest expense associated with the issuance of 6% convertible subordinated notes issued to
         finance the acquisition of Four Paws.                                                                         $   355
      To reduce interest expense on note payable to former shareholder required to be repaid in connection with
         the acquisition of Four Paws.                                                                                     (10)
      To reduce interest income on proceeds of 6% convertible subordinated notes used to finance the acquisition of
         Four Paws.                                                                                                        265
                                                                                                                       -------
         Net adjustment                                                                                                $   610
                                                                                                                       =======

(h)   Adjustment to the historical provision for income taxes to give effect to the pro forma adjustments discussed above and to record a provision for income taxes for Sandoz Flea and Tick.

(i)   To record issuance of common shares of the Company's common stock to acquire Four Paws.
